Lawson Products, Inc. Announces Third Quarter 2009 Results
Company sees sales stabilize and earns $0.18 per share

DES PLAINES, Ill.—(BUSINESS WIRE)—October 28, 2009—Lawson Products, Inc. (NASDAQ:LAWS) (the “Company”), a distributor of services, systems and products to the MRO and OEM marketplaces, today announced third quarter results for the period ended September 30, 2009.

Third Quarter 2009 Highlights:

•	Net sales for the quarter were $95.1 million;

•	Operating income for the quarter was $2.9 million;

•	Net income for the quarter was $1.5 million or $0.18 per share;

•	Net cash provided by operating activities pre settlement payment was $5.7 million;

•	At September 30, 2009, cash on hand of $10.8 million and no debt;

•	During the quarter, the company doubled its dividend to $0.06 per share.

Net sales for the third quarter of 2009 were $95.1 million, a 24.1% decrease compared to net sales of $125.4 million for the prior year period, reflecting reduced customer demand due to current economic conditions. Gross profit decreased to $56.4 million in the third quarter of 2009, a $14.7 million decline from the year ago quarter. Gross profit margin for the third quarter of 2009 increased to 59.3% compared to 56.7% in the third quarter of 2008. The margin improvement was due to improvements in the OEM gross margin along with an increase in the proportion of total sales generated by the higher margin MRO segment. Selling, general and administrative expenses decreased by 17.2% to $52.8 million as compared to $63.8 million in the third quarter 2008.

Operating income for the third quarter of 2009 was $2.9 million compared to operating income of $5.8 million in 2008. The Company reported net income of $1.5 million or $0.18 per share in the third quarter of 2009 compared to $3.1 million or $0.36 per share in the third quarter of 2008.

Net sales for the nine month period ended September 30, 2009, were $289.5 million, a 23.5% decrease compared to net sales of $378.4 million for the prior year period. Gross profit decreased to $166.4 million for the first nine months of 2009, a $52.2 million decline from the year ago period. Gross profit margin was 57.5% for the first nine months of 2009 as compared to 57.8% for the comparable period in 2008.

The operating loss for the first nine months of 2009 was $2.7 million compared to a loss of $15.4 million in 2008. Settlement and related costs, severance and unclaimed property charges, totaled $6.7 million in 2009 and $39.2 million in 2008. Excluding the effect of these charges, adjusted operating income for the first nine months of 2009 was $4.1 million as compared to adjusted operating income of $23.8 million in 2008. The Company reported a net loss of $2.6 million or $0.30 per share of common stock in the first nine months of 2009, which compared to a net loss of $22.2 million or $2.61 per share in the first nine months of 2008.

Thomas Neri, President and Chief Executive Officer commented, “We are pleased with our progress to date. Overall, we have seen our sales stabilize, with our MRO segment performing slightly better than our OEM segment. In addition, our gross margins have improved sequentially in the second and third quarters. By implementing a number of cost reduction initiatives earlier this year, primarily in the MRO segment, we have succeeded in establishing a much lower fixed cost structure to support our future operations. Further, we entered into a new credit agreement during the quarter which provides us with greater financial flexibility. “

Mr. Neri concluded, “We are deeply committed to becoming a much more efficient organization capable of delivering greater value to our customers and shareholders. While we have worked hard to reduce costs and improve our productivity, we believe there are still substantial improvements available.”
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About Lawson Products, Inc.
Lawson Products, headquartered in Des Plaines, IL, is a leader in selling and distributing services, systems, and products to the industrial, commercial, and institutional maintenance, repair and operations (MRO) market. The company also manufacturers, sells, and distributes production and specialized component parts, and provides services and systems to original equipment manufacturers (OEMs).

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business include the risk factors set forth in Item 1A of the December 31, 2008 Form 10-K filed on March 11, 2009. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except		per share data)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$95,125	$125,364	$289,539	$378,382
Cost of goods sold	38,728	54,275	123,106	159,721

Gross profit	56,397	71,089	166,433	218,661

Operating expenses:
Selling, general and administrative expenses	52,845	63,791	162,367	194,910
Severance and other	659	1,144	6,622	7,617
Settlement and related costs	23	394	114	31,562

Operating income (loss)	2,870	5,760	(2,670)	(15,428)

Other income	110	55	886	328
Interest expense	(132)	(247)	(474)	(690)

Income (loss) from continuing operations before income taxes	2,848	5,568	(2,258)	(15,790)

Income tax expense	1,327	2,500	244	5,853

Income (loss) from continuing operations	1,521	3,068	(2,502)	(21,643)

(Loss) income from discontinued operations, net of income taxes	(18)	10	(96)	(563)

Net income (loss)	$1,503	$3,078	$(2,598)	$(22,206)

Basic and diluted income (loss) per share of common stock:
Continuing operations	$0.18	$0.36	$(0.29)	$(2.54)
Discontinued operations	—	—	(0.01)	(0.07)

	$0.18	$0.36	$(0.30)	$(2.61)

Cash dividends declared per share of common stock	$0.06	$0.20	$0.12	$0.60

Basic weighted average shares outstanding:	8,522	8,522	8,522	8,522

Diluted weighted average shares outstanding:	8,522	8,523	8,522	8,522

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,796	$4,300
Accounts receivable, less allowance for doubtful accounts	42,098	48,634
Inventories	78,466	86,435
Miscellaneous receivables and prepaid expenses	13,567	11,812
Deferred income taxes	4,118	6,127
Property held for sale	332	—
Discontinued current assets	449	296

Total current assets	149,826	157,604

Property, plant and equipment, less accumulated depreciation and amortization	43,023	47,783
Cash value of life insurance	16,487	17,970
Deferred income taxes	15,219	18,159
Goodwill	27,839	25,748
Other	3,623	3,732

Total assets	$256,017	$270,996

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,006	$16,334
Settlement payable – current	15,000	10,000
Accrued expenses and other liabilities	35,554	41,205
Discontinued current liabilities	—	53

Total current liabilities	69,560	67,592

Revolving line of credit	—	7,700
Security bonus plans	25,960	26,218
Deferred compensation	13,076	11,301
Settlement payable – noncurrent	—	10,000
Other	10,324	9,441

	49,360	64,660

Total Stockholders’ Equity	137,097	138,744
Total liabilities and stockholders’ equity	$256,017	$270,996

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
REGULATION G GAAP RECONCILIATIONS

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months and nine months ended September 30, 2009 and 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

TABLE 1 – RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)
	(Amounts in thousands)
	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Operating income (loss), as reported per GAAP	$2,870	$5,760	$(2,670)	$(15,428)
Severance and other	659	794	6,622	3,667
Settlement penalty (1)	—	—	—	30,000
Settlement related costs (2)	23	394	114	1,562
Unclaimed property charges (3)	—	350	—	3,950

Adjusted non-GAAP operating income	$3,552	$7,298	$4,066	$23,751

(1)	Provision for penalties in connection with the settlement of the investigation by the U.S. Attorney’s Office for the Northern District of Illinois.

(2)	Legal and other related expenses associated with the investigation by the U.S. Attorney’s Office for the Northern District of Illinois.

(3)	Unclaimed property charges relate primarily to years prior to 2003.

TABLE 2 – RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP NET CASH PROVIDED BY
OPERATING ACTIVITIES BEFORE SETTLEMENT PAYMENT
(Amounts in thousands)
(Unaudited)
Three Months Ended
September 30, 2009

Net cash provided by operating activities per GAAP	$689
Settlement payment (4)	5,000

Adjusted non-GAAP net cash provided by operating activities before settlement payment	$5,689

(4)	Payment made in connection with the settlement of the investigation by the U.S. Attorney’s Office for the Northern District of Illinois.

Contact: Lawson Products, Inc.
F. Terrence Blanchard
847-827-9666, ext. 2269